EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

Continued Expansion of Customer Base

Spokane Valley, WA— August 21, 2007 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and fiscal year ended June 30, 2007.

For the fourth quarter of fiscal 2007, Key Tronic reported total revenue of $49.2 million, compared to $47.2 million in the previous quarter and $52.5 million in the fourth quarter of fiscal 2006. For fiscal year 2007, total revenue was $201.7 million, up 7% from $187.7 million for fiscal 2006.

Net income for the fourth quarter of fiscal 2007 was $2.7 million or $0.26 per diluted share, which included a benefit from the Company’s sale of its former facility in Las Cruces, New Mexico, of approximately $1.5 million or $0.14 per diluted share. This compares to $7.1 million or $0.71 per diluted share for the fourth quarter of fiscal 2006, which included an income tax benefit of approximately $5.0 million or $0.50 per diluted share. For fiscal 2007, net income was $5.2 million or $0.51 per diluted share, compared to $9.8 million or $1.00 per diluted share for fiscal 2006.

“During the year, we saw our new programs contributing a growing portion of our revenue and we continued to win new business in a wide range of industries,” said Jack Oehlke, President and Chief Executive Officer. “In the fourth quarter, we won significant new customer programs involving data storage devices, networking equipment, specialty printers, industrial controllers and personal exercise equipment. We expect these new programs to begin contributing revenue in the second half of fiscal 2008.”

“During fiscal 2007, we continued to invest in our business, strengthen our balance sheet and improve our asset utilization. We purchased a new building to consolidate and expand our operations in Mexico, added a new SMT production facility in Spokane Valley and completed the sale of our Las Cruces facility. We are also pleased with our solid operational efficiency and improvements in our inventory management.”

“Moving into fiscal 2008, we believe Key Tronic continues to demonstrate its ability to provide a wide range of EMS services, involving electrical and mechanical engineering, precision plastic molding, worldwide logistics and more. As a result, we have become more competitive in pursuing opportunities with both existing and new customers, while we continue to focus on controlling costs and maintaining outstanding customer service. We feel well positioned for profitable growth in fiscal 2008 and beyond.”

Business Outlook

For the first quarter of fiscal 2008, the Company is seeing slower demand from a number of customers. As a result, the Company expects revenue in the range of $42 million to $45 million, with earnings in the range of $0.02 to $0.05 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11094043). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2008. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Year Ended
	June 30 2007	July 1 2006	June 30 2007	July 1 2006
Net sales	$49,159	$52,522	$201,712	$187,699
Cost of sales	44,704	47,147	$184,042	170,395

Gross profit on sales	4,455	5,375	17,670	17,304

Operating expenses:
Research, development and engineering	695	732	3,162	2,762
Selling	437	524	1,776	2,111
General and administrative	1,616	1,705	7,387	6,570
Gain on sale of real estate held for sale	(1,465)	—	(1,465)	—

Total operating expenses	1,283	2,961	10,860	11,443

Operating income	3,172	2,414	6,810	5,861

Interest expense, net	309	298	1,374	1,108

Income before income taxes	2,863	2,116	5,436	4,753

Income tax provision (benefit)	139	(5,000)	206	(5,000)

Net income	$2,724	$7,116	$5,230	$9,753

Earnings per share:

Earnings per common share - basic	$0.27	$0.73	$0.53	$1.00
Weighted average shares O/S - basic	9,920	9,724	9,898	9,707

Earnings per common share - diluted	$0.26	$0.71	$0.51	$0.97
Weighted average shares O/S - diluted	10,302	10,093	10,342	10,070

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30 2007	July 1 2006
ASSETS
Current Assets:
Cash and cash equivalents	$3,386	$2,428
Trade receivables - net	30,383	29,003
Inventories	32,346	36,338
Other	6,532	3,416

Total current assets	72,647	71,185

Property, plant and equipment, net	11,248	9,807

Other Assets:
Restricted cash	509	874
Real estate	—	1,698
Deferred income tax asset - net	3,500	3,500
Other - net	719	866
Goodwill	765	765

Total other assets	5,493	7,703

Total Assets	$89,388	$88,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,104	$31,228
Accrued compensation and vacation	3,713	4,477
Current portion of long term obligations	344	689
Other	3,264	3,088

Total current liabilities	31,425	39,482

Long-Term Liabilities:
Revolving loan	13,081	10,069
Other	1,638	1,596

Total long-term liabilities	14,719	11,665

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,921 and 9,750 shares	39,048	38,582
Retained earnings (deficit)	4,196	(1,034)

Total shareholders’ equity	43,244	37,548

Total Liabilities and Shareholders’ Equity	$89,388	$88,695